Exhibit 99.9

Ares Special Situations Fund IV, L.P.

February 27, 2020

RF Parent LLC

c/o Macquarie Infrastructure and Real Assets, Inc.

125 W. 55th Street

New York, New York 10019

Ladies and Gentlemen:

Reference is made to (a) that certain Agreement and Plan of Merger, dated as of February 27, 2020 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among RF Parent LLC, a Delaware limited liability company (“Parent”), RF Merger Sub Inc., an Ohio corporation (“Merger Sub”), and Cincinnati Bell Inc., an Ohio corporation (the “Company”). Under the terms of the Merger Agreement, Parent will acquire the Company (the “Merger”). Reference is also made to that certain Equity Commitment Letter, dated as of the date of this Letter (the “Co-Investor ECL”), by MIP V (FCC) AIV, L.P., a Delaware limited partnership (the “Co-Investor”) in favor of Parent.  As used in this Letter, the term “Co-Investor Commitment” shall have the meaning given the term “Commitment Amount” in the Co-Investor ECL.  This letter is being delivered by Ares Special Situations Fund IV, L.P., a Delaware limited partnership (the “Investor”) to Parent in connection with the execution of the Merger Agreement.  Parent and the Investor are sometimes referred to in this letter agreement as a “Party,” individually, and as the “Parties,” collectively.  Capitalized terms used but not defined in this letter agreement (the “Letter”) have the meanings given them in the Merger Agreement.

Subject to the terms and conditions set forth herein and in the Merger Agreement, this Letter confirms the commitment of the Investor to make available or cause to be made available to Parent at or immediately prior to the Closing up to $150,000,000 of cash equity financing in immediately available funds (the “Commitment Amount”).  The Parties acknowledge and agree that Parent shall use the Commitment Amount solely to: (i) fund (and in the amount necessary to fund) a portion of the Merger Consideration pursuant to Section 2.01(c) of the Merger Agreement (as the same may be adjusted pursuant to Section 2.04 of the Merger Agreement); (ii) refinance any credit facility or other Indebtedness of the Company or any Company Subsidiary that will not continue after the Effective Time; and (iii) pay any fees and expenses of or payable by Parent or Merger Sub.  Whether in whole or in part, the Investor may allocate its commitment to the Co-Investor, any Affiliates of the Investor or the Co-Investor and their respective Affiliates’ respective co-investors and/or limited partners (each, an “Additional Investor”).  For the avoidance of doubt, permitted allocations as set forth in the preceding sentence shall include allocations to any funds or other entities managed, sponsored or advised by any of the foregoing entities as well as any entities controlled by such funds or other entities. With respect to any allocation made in accordance with the foregoing, the Investor’s Commitment Amount shall be amended and reduced by any amounts actually contributed (and not returned) by such Additional Investor(s).

Notwithstanding the foregoing, no such allocation shall relieve the Investor of its obligation to provide the amount set forth above in the event that any such Additional Investor fails to make its corresponding contribution.  The Parties agree that the Investor shall not under any circumstances be obligated under this Letter to, directly or indirectly, make available or cause to be made available any cash to Parent in excess of the Commitment Amount.

The Investor’s obligations to fund the Commitment Amount are subject to: (i) the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company; (ii) the terms of this Letter and the Merger Agreement; (iii) the satisfaction or waiver at the Closing by Parent of all conditions precedent to Parent’s and Merger Sub’s obligations set forth in Section 7.01 and Section 7.03 of the Merger Agreement (without any waiver of any such condition except waivers to which the Investor agrees in writing), in each case other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions being capable of and actually being satisfied at Closing; (iv) the Debt Financing having been funded or being funded at the Closing if the Equity Financing is funded at the Closing; and (v) the substantially concurrent consummation of the Closing of the transactions contemplated by the Merger Agreement in accordance with its terms.

The Investor’s obligations to fund the Commitment Amount will terminate automatically and immediately upon the earliest to occur of: (i) the Closing and payment of the Merger Consideration pursuant to Section 2.01(c) of the Merger Agreement (as the same may be adjusted pursuant to Section 2.04 of the Merger Agreement); (ii) the valid termination of the Merger Agreement in accordance with Section 8.01 of the Merger Agreement; (iii) the Company, or any Person claiming by, through or on behalf, or for the benefit, of the Company, accepting all or any payment from a Guarantor under the Guarantees; and (iv) the Company, or any Person claiming by, through or on behalf, or for the benefit, of the Company, asserting a claim in an Action against the Investor, the Co-Investor, any of the Investor’s or Co-Investor’s Related Parties (as defined below), a Guarantor, Parent or any of Parent’s Related Parties relating to this Letter, the Guarantees, the Merger Agreement or any transactions contemplated by those documents.  The immediately preceding sentence shall not apply to any Action: (a) against the Investor, the Co-Investor, any of the Investor’s or Co-Investor’s Related Parties that is party (including its legal successors and assigns) to the Confidentiality Agreement solely related to the enforcement of the Confidentiality Agreement; (b) seeking specific performance against an Investor (or its successors or permitted assignees of its obligations under this Letter) under, and pursuant to the terms of, this Letter or the Co-Investor ECL; (c) against Parent or Merger Sub (or its successors or permitted assignees) pursuant to the Merger Agreement; and/or (d) against the Guarantors (or its successors or permitted assignees) under the Guarantees in accordance with the express terms and conditions thereunder (clauses (a) through (d), collectively, the “Reserved Claims”). Upon termination of this Letter, the Investor will not have any further obligations or liabilities hereunder.

Except as set forth in the third and fourth sentences of this paragraph, nothing set forth in this Letter confers or gives, or shall be construed to confer or give: (i) any Person other than Parent any remedies under or by reason of, or any rights to enforce or cause Parent to enforce, this Letter or the Commitment Amount; or (ii) any Person any rights or remedies against any Person other than the Investor under or by reason of this Letter or the Commitment Amount.  For the avoidance of doubt, the limitation set forth in the preceding sentence applies without limitation to the Company or any of its Affiliates, securityholders, direct or indirect creditors, agents or Representatives.  Notwithstanding the foregoing, Investor’s Related Parties and Parent’s Related Parties are intended third party beneficiaries of, and shall be entitled to enforce, this Letter.  In addition but always subject to the terms and conditions of the Merger Agreement and solely to the extent specific performance is expressly permitted by Section 9.10 of the Merger Agreement, the Company may enforce Parent’s right, subject to the terms and conditions of this Letter, to cause the Commitment Amount to be funded solely for the purpose of causing Parent to pay a portion of the Merger Consideration pursuant to Section 2.01(c) of the Merger Agreement (as the same may be adjusted pursuant to Section 2.04 of the Merger Agreement) and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Merger.  For the avoidance of doubt, the Company’s right as set forth in the preceding sentence shall be for no other purpose than causing Parent to pay the aggregate Merger

Consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Merger and in no circumstance shall include any claim for monetary damages under this Letter, the Merger Agreement or any other transaction documents relating to the Merger Agreement.The exercise by Parent or the Company of any rights to enforce this Letter shall not give rise to any other remedies, monetary or otherwise, against the Investor or any of its Related Parties.

In no event shall this Letter or the Commitment Amount be enforced by Parent, the Company or any other Person unless either: (i) the Co-Investor ECL is being concurrently enforced by Parent, or (ii) the Co-Investor Commitment has been funded in accordance with the Co-Investor ECL.

The Investor represents and warrants to Parent that: (i) the Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or equivalent power and authority to execute, deliver and perform its obligations under this Letter; (ii) the execution, delivery and performance of this Letter, (a) have been duly and validly authorized by the Investor and (b) do not violate, conflict with or result in default (whether after the giving of notice, lapse of time or both) under, any Law or any order of, or any ruling imposed by, any court or other Governmental Entity binding upon the Investor or the Investor’s governing documents; (iii) this Letter constitutes a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms and conditions, except as the same may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iv) the Investor has (and will have at the Closing) sufficient access to funding (including capital commitments) in an amount at least equal to the Commitment Amount.

This Letter, together with the Guarantees and the Merger Agreement, constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, both written and oral, between or among the Company, Parent and the Investor or any of their respective Affiliates with respect to the subject-matter of this Letter.  Except as otherwise expressly set forth herein this Letter may not be amended or otherwise modified without the prior written consent of Parent and the Investor and, solely to the extent such amendment or modification would reasonably be expected to be materially adverse to the Company, the Company. The foregoing limitation on amendment and modification applies to any deemed amendment of the Investor’s Commitment Amount upon the assignment or delegation by the Investor of a portion of its commitment to an Additional Investor and the contribution by such Additional Investor of such amount.

This Letter shall be treated as confidential by Parent and the Company.  This Letter is being provided to Parent or the Company solely in connection with the Merger Agreement and the transactions contemplated thereby.  This Letter may not be used, circulated, quoted or otherwise referred to in any document other than the Merger Agreement and any ancillary agreement or document with respect thereto, except with the prior written consent of the Investor.  The existence and terms of this Letter may be disclosed, however, to the extent required by applicable Law or in connection with any Action brought by any of the Parties or the Company to enforce this Letter.

Notwithstanding anything that may be expressed or implied in this Letter, or any document or instrument delivered in connection herewith, and notwithstanding that the Investor or any of its permitted assigns may be a limited partnership, separate limited partnership or limited liability company, each of the Parties and the Company acknowledges and agrees that this Letter may be enforced only against the entities that are expressly named as Parties to this Letter and then only with respect to the specific obligations set forth in this Letter and subject to the terms and conditions set forth herein with respect to such Party.  For the elimination of doubt, the limitation set forth in the preceding sentence applies to any Action based upon, arising out of, or related to this Letter, the Merger Agreement or the transactions contemplated by this Letter and the Merger Agreement.  Without limiting any Reserved Claim brought pursuant to the terms of the applicable agreement under which such claims arise, the Parties also acknowledge and agree that no Party, nor any successor or permitted assignee thereof, no Affiliate thereof and no past, present or future director, officer, employee, consultant, incorporator, member, partner, controlling person, general or limited partner, manager, equityholder, agent, attorney, advisor, financing source,  or Representative of any of the foregoing (the “Related Parties”), shall have any liability for any of the representations, warranties, agreements or other obligations or liabilities of such Party or any successor or permitted assignee thereof or for any claim based on, arising out of, or related to this Letter or the transactions contemplated hereby.  The foregoing limitation shall apply without regard to whether the claim giving rise to any such liability shall be based upon claims sounding in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates or by or through a claim by or on behalf of Parent or the Investor against any Related Party. Without limiting any Reserved Claim brought pursuant to the terms of the applicable agreement under which such claims arise, neither the Investor nor any of its respective Related Parties (other than Parent) shall have any liability to any Person in connection with the Merger Agreement or this Letter, whether based upon contract, tort or any other claim or legal theory and whether at law or equity.  The provisions of this paragraph are intended to be for the benefit of, and enforceable by the Related Parties of the Investor and Parent and each such person shall be a third-party beneficiary of this paragraph.  This paragraph shall be binding on all successors and assigns of the Company and shall survive the termination of this Letter.  Whether by operation of law, merger, consolidation or otherwise, the rights and obligations under this Letter may not be assigned or delegated by any Party without the prior written consent of each the other Parties.  Any attempted assignment shall be null and void and of no force or effect.  Notwithstanding the foregoing, the Investor may assign all or a portion of its obligations pursuant to the second paragraph of this Letter without the consent of any person.

Concurrently with the execution and delivery of this Letter, the Investor is executing and delivering to the Company a Guarantee related to certain of Parent’s obligations under the Merger Agreement.  The Company’s remedies against the Investor under such Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its respective equityholders and Affiliates against the Investor or any Related Party in respect of any losses, liabilities or obligations arising under, or in connection with, the Merger Agreement or the failure of the transactions contemplated by the Merger Agreement to be consummated or otherwise in connection with the transactions contemplated by Merger Agreement. The foregoing limitation on remedies applies to any and all losses or liabilities in any form whether sought or claimed as lost profits, lost revenues, lost opportunities, diminution in value and consequential, indirect, punitive or other special damages, and whether at law, in equity, in contract, in tort, or otherwise, regardless of legal theory.  For the avoidance of doubt and without limiting the generality of the foregoing, the limitation on remedies set forth in this paragraph applies in respect of any oral or written representations or warranties made or alleged to have been made in connection with this Letter, the Guarantee or the Merger Agreement and without regard to whether: (i) Parent breaches its obligations under the Merger Agreement; or (ii) whether or not Parent’s breach is caused by the breach of the Investor of its obligations under this Letter.  The limitation on remedies set forth in this paragraph shall not affect the right of the Company to specifically enforce the provisions of this Letter, subject to and in accordance with the terms and conditions set forth in, and solely to the extent permitted by, the fifth paragraph hereof and Section 9.10 of the Merger Agreement.

This Letter may be executed in multiple counterparts (including counterparts transmitted by facsimile, in .pdf, DocuSign or similar electronic transmission) with the same effect as if all signatory Parties had signed the same document, all of which taken together shall together be considered one and the same agreement.  This Letter shall become effective when each Party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other Parties.

The provisions of Sections 9.08 (Governing Law), 9.05 (Severability) and 9.11 (Waiver of Jury Trial) of the Merger Agreement shall apply to this Letter as if such provisions were restated in this Letter in their entirety.

[Signature Pages to Follow]

Very truly yours,

ARES SPECIAL SITUATIONS FUND IV, L.P.

		By:	ASSF Management IV, L.P., its general partner
		By:	ASSF Management IV GP LLC, its general partner

		By:	/s/ Aaron Rosen
		Name:	Aaron Rosen
		Title:	Authorized Signatory

Agreed and accepted:

RF Parent LLC

By:	/s/ Karl Kuchel
Name:	Karl Kuchel
Title:	Chief Executive Officer

By:	/s/ John H. Kim
Name:	John H. Kim
Title:	Secretary

[Signature Page to Equity Commitment Letter]